Exhibit 10.1

George Blankenship	May 6, 2010

Dear George:

Tesla Motors, Inc. (“Tesla” or the “Company”) is pleased to offer you the position of Vice President of Store Development and Design on the terms set forth below.

As Vice President of Store Development and Design, you will perform the duties customarily associated with this position. You will report to Elon Musk, Chairman, Product Architect and CEO. Your duties, responsibilities, job title, and work location may be changed at any time by Tesla.

Your salary will be $300,000 per year, subject to standard payroll deductions and withholdings. As an exempt employee, you will not be entitled to overtime. You will be eligible for vacation and sick leave according to Tesla’s standard policy. You will also be eligible to receive all other benefits Tesla may provide to its employees (e.g., health and dental insurance coverage) after your enrollment on June 1, 2010. Tesla may consider you for bonuses, although the amount of such bonuses, if any, and the criteria for determining the award of such bonuses, if any, shall be in the sole discretion of Tesla. Of course, Tesla reserves the right to modify your compensation and benefits from time to time, as it deems necessary. The effective date of your employment will be May 10, 2010.

In addition, Tesla will pay you a sign-on bonus of $100,000 (less standard payroll deductions and withholdings) within 30 days after July 1, 2010. In the event your employment is terminated by either party for any reason within two years of your start date, you will be required to refund to Tesla a pro-rata amount based on the number of months of service to Tesla (based on a fraction of a numerator of 24 minus the number of calendar months worked at Tesla, and denominator is 24, limes the original bonus amount). You also acknowledge and agree that Tesla is free to deduct any amounts repayable to Tesla from any final paycheck issued to you.

Tesla Motors, Inc. offers a competitive benefits package described below:

Stock Options: Subject to the approval of Tesla’s Board of Directors, you will be granted a stock option to purchase an aggregate of 300,000 shares of Tesla’s Common Stock pursuant to Tesla’s Equity Incentive Plan then in effect. Your stock options will vest commencing upon your first day of employment (1/4th of the shares vest one year after the Vesting Commencement Date, and 1/48th of the shares vest monthly thereafter over the next three years).

In addition, and also subject to the approval of Tesla’s Board of Directors, you will be granted a stock option to purchase an aggregate of 100,000 shares of Tesla’s common stock pursuant to Tesla’s Equity Incentive Plan then in effect. Such option grants will vest commencing upon your first day of employment; however, none of the options will vest commencing upon your first day of employment; however, none of the options will vest unless and until completion of production of the 10,000th Model S vehicle as determined by the Board. On such date of the completion of production of the 10,000th Model S vehicle as determined by the Board, 100% of the shares subject to the option will vest, subject to achievement on or prior to the fourth (4th) anniversary of the date of grant and subject to you remaining in continuous service (as defined in the Equity Incentive Plan) through the applicable vesting date.

401K Program: You will be eligible to sign up for Tesla’s 401K program after your first pay check. Our 401K program is administered by Fidelity Investments.

Vacation Program: Tesla offers regular full-time employees and part-time employees who work 20 hours per week are eligible for PTO immediately and accrue PTO at 1.25 days per month (for a total of 15 days per calendar year).

By accepting this offer, you represent and warrant that your employment with Tesla will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. We want to emphasize that we do not wish you to bring any confidential or proprietary materials of any former employer which would violate any obligations you may have to your former employer. You further represent and warrant that you have read, understand, and accept the terms of your Stock Option Agreement, In particular, the vesting schedule of the shares of Tesla’s Common stock thereof. You agree not to make any unauthorized disclosure to Tesla or use on behalf of Tesla any confidential Information belonging to any of your former employers (except in accordance with agreements between Tesla and any such former employer). You also warrant that you do not possess any property containing a third party’s confidential and proprietary information. Of course, during your employment with Tesla, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

As a Tesla employee, you will be expected to abide by all Tesla policies and procedures, and, as a condition of your employment, you will sign and comply with Tesla’s standard confidentiality agreement which prohibits unauthorized use or disclosure of Tesla confidential information or the confidential information of Tesla’s clients.

You may terminate your employment with Tesla at any time and for any reason whatsoever simply by notifying Tesla. Likewise, Tesla may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except by a writing authorized on behalf of an officer of Tesla.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law per Attachment A.

This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Tesla with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed, amended, or modified except in a written agreement signed by an officer of Tesla. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

This offer of employment is contingent upon the following:

•            Your ability to provide and maintain the proper and necessary documentation required for you and Tesla to comply with all applicable United States Immigration laws and regulations. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States.

•            Your execution (signature) of the Tesla Employee Agreement which protects the intellectual property and confidential information of Tesla, and prohibits the unauthorized use of the intellectual property and confidential Information of any other company.

•

The satisfactory review and/or verification of background infom1ation, including, but not limited to, prior employment, reference checks, education, Department of Motor Vehicles, Social Security, and criminal records.

If you choose to accept our offer under the terms described above, please indicate your acceptance, by signing below and returning it to me prior to May 10, 2010 after which date this offer will expire.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours, Tesla Motors, Inc.

/s/ Elon Musk

Elon Musk Chairman of the Board and CEO

Accepted by: /s/ George Blankenship

Date: 05/06/2010

ARBITRATION AGREEMENT

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that:

a.	The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and

b.	The arbitrator shall issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award; and

c.	Both you and Tesla shall be entitled to all rights and remedies that you or Tesla would be entitled to pursue in a court of law; and

d.	Tesla shall pay all fees in excess of those which would be required if the dispute was decided in a court of law.

Nothing in this Agreement is intended to prevent either you or Tesla from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Tesla each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

Arbitrable claims do not include, and this Agreement does not apply to or otherwise restrict, administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, it is agreed that arbitration shall be the exclusive remedy for administrative claims.